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                                                                    Exhibit 3.2


                              ARTICLES OF AMENDMENT
                                       TO
                             ARTICLES OF CORPORATION

Pursuant to the provisions of the Colorado Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:      The name of the corporation is Boulder Capital Opportunities, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on August 12, 1999, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

            No shares have been issued or Directors elected - Action by Incorporators
 -----

            No shares have been issued but Directors elected - Action by
            Directors
-----

            Such amendment was adopted by the board of directors where shares
-----       have been issued and shareholder action was not required.

  X         Such amendment was adopted by vote of the shareholders. The number
-----       of shares voted for the amendment was sufficient for approval.

THIRD:      If changing corporate name, the new name of the corporation is Stan
Lee Media, Inc.

FOURTH:     The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: n/a.

If these amendments are to have a delayed effective date, please list that date: n/a/.



                                            Signature:   /s/ Gill Champion
                                                      --------------------------
                                            Title:     Chief Operating Officer